Prospectus Supplement

                               Dated Oct. 3, 2005*

                    RiverSource(SM) Strategy Aggressive Fund

                           (May 27, 2005) S-6381-99 R

SEPARATION FROM AMERICAN EXPRESS COMPANY

On Sept. 30, 2005, Ameriprise Financial, Inc. (Ameriprise Financial) became an independent company with no affiliation to American Express Company and is now trading as a separate public company under the ticker symbol AMP. Ameriprise Financial and its subsidiaries provide a variety of services to the RiverSource Mutual Funds:

--------------------------------------------------- ------------------------------------- -------------------------------------
Company Name  (Effective Aug. 1, 2005)               Former Name/Service Provider          Services
--------------------------------------------------- ------------------------------------- -------------------------------------
Ameriprise Financial, Inc.                          American Express Financial            Administrative Services
                                                    Corporation
--------------------------------------------------- ------------------------------------- -------------------------------------
RiverSource Investments, LLC                        Services previously provided by       Investment Management Services
                                                    American Express Financial
                                                    Corporation
--------------------------------------------------- ------------------------------------- -------------------------------------
Ameriprise Financial Services, Inc.                 American Express Financial Advisors   Distribution Services
                                                    Inc.
--------------------------------------------------- ------------------------------------- -------------------------------------
RiverSource Service Corporation                     American Express Client Service       Transfer Agent Services
                                                    Corporation
--------------------------------------------------- ------------------------------------- -------------------------------------
Ameriprise Trust Company                            American Express Trust Company        Custodian Services
--------------------------------------------------- ------------------------------------- -------------------------------------

On Oct. 1, 2005, the Fund changed its name from AXP Strategy Aggressive Fund to RiverSource Strategy Aggressive Fund.

The fees and expenses table and expense examples contained in the Fund's prospectus, which describe the fees and expenses you may pay if you buy and hold shares of the Fund, have been updated, adjusted to reflect current fees. The updated fees and expenses table and expense examples referenced below replaces those in the Fund's current prospectus.

S-6381-25 A (10/05)

Valid until next update.

* Destroy Nov. 11, 2005

FEES AND EXPENSES

Fund investors pay various expenses. The table below describes the fees and expenses that you may pay if you buy and hold shares of the Fund. Expenses are based on the Fund's most recent fiscal year, adjusted to reflect current fees.

Shareholder Fees (fees paid directly from your investment)
                                                               Class A       Class B      Class C      Class Y
Maximum sales charge (load) imposed on purchases(a)
(as a percentage of offering price)                             5.75%         none         none         none

Maximum deferred sales charge (load) imposed on sales
(as a percentage of offering price at time of purchase)         none(b)        5%          1%(c)        none

Annual Fund Operating Expenses (expenses that are deducted from Fund assets)

As a percentage of average daily net assets:  Class A  Class B Class C  Class Y
Management fees(c)                             0.48%    0.48%   0.48%    0.48%
Distribution (12b-1) fees                      0.25%    1.00%   1.00%    0.00%
Other expenses(d)                              0.50%    0.53%   0.53%    0.56%
Total                                          1.23%    2.01%   2.01%    1.04%

(a) This charge may be reduced depending on the value of your total investments in RiverSource funds. See "Sales Charges."

(b) For Class A purchases over $1,000,000 on which no sales charge is assessed, a 1% sales charge may apply if you sell your shares within one year after purchase.

(c) Includes the impact of a performance incentive adjustment fee that decreased the management fee by 0.12% for the most recent fiscal year. The index against which the Fund's performance is measured for purposes of determining the performance incentive adjustment is the Lipper Mid-Cap Growth Funds Index. See "Fund Management and Compensation" for more information.

(d) Other expenses include an administrative services fee, a transfer agency fee, a custody fee and other nonadvisory expenses and, for Class Y shares, a shareholder service fee.

                                    -- 2 --

Examples

These examples are intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

These examples assume that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. These examples also assume that your investment has a 5% return each year and that the Fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

                               1 year      3 years      5 years     10 years
Class A(a)                      $693       $  943       $1,213       $1,983
Class B                         $704(b)    $1,031(b)    $1,284(b)    $2,141(c)
Class C                         $304(b)    $  631       $1,084       $2,342
Class Y                         $106       $  331       $  575       $1,276

(a)  Includes a 5.75% sales charge.

(b)  Includes the applicable CDSC.

(c) Based on conversion of Class B shares to Class A shares in the ninth year of ownership.

You would pay the following expenses if you did not redeem your shares:

                               1 year      3 years      5 years     10 years
Class A(a)                      $693         $943       $1,213       $1,983
Class B                         $204         $631       $1,084       $2,141(b)
Class C                         $204         $631       $1,084       $2,342
Class Y                         $106         $331       $  575       $1,276

(a)  Includes a 5.75% sales charge.

(b) Based on conversion of Class B shares to Class A shares in the ninth year of ownership.

                                     -- 3 --